Exhibit 10.2

Execution Version

TRANSITION SERVICES AGREEMENT

by and between

QEP RESOURCES, INC.

and

TESORO LOGISTICS LP

Dated as of December 2, 2014

i

13.2	Counterparts	13
13.3	Survival of Agreement	13
13.4	Expenses	13
13.5	Notices	13
13.6	Waivers	13
13.7	Amendments	13
13.8	Assignment	14
13.9	Subsidiaries or Affiliates	14
13.10	Third Party Beneficiaries	14
13.11	Title and Headings	14
13.12	Specific Performance	14
13.13	Severability	14
13.14	Force Majeure	14
13.15	Construction	14
13.16	References; Interpretations	15
13.17	Status of Service Provider as Independent Contractor	15

Schedule A – Services provided by QEP to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries

Schedule B – Services provided by Buyer to QEP or its Subsidiaries

Schedule C – Software and/or services used by QEPFS, the Acquired Company or the Acquired Subsidiaries under QEP’s software licenses

Schedule D – Software and/or services used by QEP under QEPFS’s software licenses

ii

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of December 2, 2014, by and between QEP Resources, Inc., a Delaware corporation (“QEP”), and Tesoro Logistics LP, a Delaware limited partnership (“Buyer”), each a “Party” and together, the “Parties”.

R E C I T A L S

WHEREAS, QEP, acting through its direct and indirect subsidiaries, conducts the QEPFS Business (as defined below);

WHEREAS, to effect the sale of the QEPFS Business, QEP Field Services Company, a Delaware corporation and wholly owned subsidiary of QEP (“QEPFS”), and Buyer entered into that certain Membership Interest Purchase Agreement dated as of October 19, 2014 (as amended or otherwise modified from time to time, the “Purchase and Sale Agreement”);

WHEREAS, the Parties desire that if Closing (as defined below) occurs, in order to facilitate the sale of the QEPFS Business, QEP will provide to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as applicable, during the relevant Services Term (as defined below), directly or through QEP’s Affiliates or subcontractors, the QEP Services, all in accordance with the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, the Parties desire that if Closing occurs, in order to facilitate the sale of the QEPFS Business, Buyer will provide to QEP and its Subsidiaries (as defined below) during the relevant Services Term, directly or through Buyer’s Affiliates or subcontractors, the Buyer Services (as defined below), all in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1. DEFINITIONS. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Acquired Company” shall have the meaning set forth in the Purchase and Sale Agreement.

“Acquired Subsidiaries” shall have the meaning set forth in the Purchase and Sale Agreement.”

“Action” shall mean any demand, action, claim, charge, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation by or before any Governmental Body or any arbitration or mediation tribunal.

“Additional Service” shall have the meaning set forth in Section 2.8(b).

“Affiliate” shall have the meaning set forth in the Purchase and Sale Agreement.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Assets” shall have the meaning set forth in the Purchase and Sale Agreement.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer Group” shall mean Buyer, its Affiliates and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“Buyer Project Manager” shall have the meaning set forth in Section 2.10.

“Buyer Services” shall mean the limited enumerated services described on Schedule B attached to this Agreement and included herein.

“Closing” shall have the meaning set forth in the Purchase and Sale Agreement.

“Closing Date” shall have the meaning set forth in the Purchase and Sale Agreement.

“Commercially Reasonable Efforts” shall have the meaning set forth in the Purchase and Sale Agreement.

“Company Contract” shall have the meaning set forth in the Purchase and Sale Agreement.

“Confidential Information” shall have the meaning set forth in the Purchase and Sale Agreement.

“Default Interest Rate” shall have the meaning set forth in Section 3.2(b).

“Due Date” shall have the meaning set forth in Section 3.2(a).

“Fee” or “Fees” shall have the meaning set forth in Section 3.1.

“FERC” shall mean the Federal Energy Regulatory Commission, or its successor agency.

“Force Majeure” shall mean, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, earthquakes, hurricanes, riots, pandemics, fires, sabotage, strikes, lockouts, civil commotion or civil unrest, interference by civil or military authorities, government action or inaction, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism.

“Governmental Body” shall have the meaning set forth in the Purchase and Sale Agreement.

“Group” shall mean either the QEP Group or the Buyer Group, as applicable.

“Law” shall have the meaning set forth in the Purchase and Sale Agreement.

“Omitted Service” shall have the meaning set forth in Section 2.8(a).

“Party” shall have the meaning set forth in the preamble hereof.

“Person” shall have the meaning set forth in the Purchase and Sale Agreement.

“Prime Rate” shall mean the prime rate of interest (the base rate on corporate loans) as published under “Money Rates” in The Wall Street Journal.

“Purchase and Sale Agreement” shall have the meaning set forth in the recitals.

“QEP” shall have the meaning set forth in the preamble hereof.

“QEP Group” shall mean QEP, its current and former Affiliates (other than the Acquired Company and the Acquired Subsidiaries) and each of their respective officers, directors, employees, agents, advisors and other Representatives.

“QEP Midstream” means QEP Midstream Partners, LP, a Delaware limited partnership.

“QEP Project Manager” shall have the meaning set forth in Section 2.10.

“QEP Services” shall mean the limited enumerated services described on Schedule A attached to this Agreement and included herein.

“QEPFS” shall have the meaning set forth in the recitals hereto.

“QEPFS Business” means the purchase, sale, gathering, processing, fractionating, treating, compression and transportation of natural gas and related by-products and the gathering and transportation of crude oil, as conducted by Seller and the Acquired Subsidiaries, but only as intended to be conducted by the Acquired Company and the Acquired Subsidiaries at Closing.

“Representatives” shall have the meaning set forth in the Purchase and Sale Agreement.

“Service” shall mean any of the Buyer Services and the QEP Services, as applicable.

“Service Provider” shall mean QEP with respect to the QEP Services, and Buyer with respect to the Buyer Services.

“Service Recipient” shall mean Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as applicable, with respect to the QEP Services, and QEP or its Subsidiaries, as applicable, with respect to the Buyer Services.

“Services Term” shall have the meaning set forth in Section 4.1.

“Subsidiary” shall mean with respect to any Person (i) a corporation, more than fifty percent (50%) of the voting capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity in which such Person, directly or indirectly, owns more than fifty percent (50%) of the equity economic interest thereof or has the power to elect or direct the election of a majority of the members of the governing body of such entity or has control over such entity (e.g., as the managing partner of a partnership).

2. SERVICES.

2.1 Scope of Services.

(a) Buyer hereby retains QEP to provide, and QEP hereby agrees to provide, the QEP Services to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries, as designated by Buyer, during the relevant Services Term.

(b) QEP hereby retains Buyer to provide, and Buyer hereby agrees to provide, the Buyer Services to QEP or any of its Subsidiaries, as designated by QEP, during the relevant Services Term.

(c) Notwithstanding anything to the contrary in this Agreement, (i) the QEP Services shall be available to Buyer, its general partner, the Acquired Company or the Acquired Subsidiaries only for the purposes of conducting the QEPFS Business and (ii) the Buyer Services shall be available to QEP or any of its Subsidiaries only for the purposes of conducting QEP’s business, including its exploration and production, midstream and marketing activities.

(d) Nothing in this Agreement shall preclude a Service Recipient from obtaining, in whole or in part, services of any nature that may be obtainable from a Service Provider, from its own employees or from providers other than the Service Provider.

2.2 Provision of Services. The QEP Services may be directly provided by QEP or may be provided through any of its Affiliates or subcontractors, and the Buyer Services may be directly provided by Buyer or may be provided through any of its Affiliates or subcontractors; provided, that prior to subcontracting any of the QEP Services or Buyer Services, as applicable, Service Provider shall give notice to Service Recipient of its intent to subcontract any portion of the Services, that are not specifically listed on the Schedules as currently outsourced or provided by a third party (which notice shall specify the Services proposed to be subcontracted and the identity of the proposed subcontractor) and Service Recipient shall have ten Business Days to determine, in its sole discretion, whether to permit such subcontracting or to cancel such Service.

2.3 No Financing to Services Recipient. In no event shall a Service Provider or its Affiliates be required to (i) lend any funds to a Service Recipient or its Affiliates; (ii) expend funds for any additional equipment or material or property (real or personal) on behalf of a Service Recipient; or (iii) make any payments or disbursements on behalf of a Service Recipient, except to the extent as required by this Agreement and such Service Recipient has previously delivered to Service Provider sufficient funds to make any such expenditures, payment or disbursement.

2.4 No Assumption or Modification of Obligations. Nothing herein shall be deemed to alter the allocation of Assets and liabilities provided in the Purchase and Sale Agreement.

2.5 Application of Resources. Unless otherwise expressly required under the terms of any relevant Schedule hereto or the Purchase and Sale Agreement, or otherwise agreed to by the Parties in writing, in providing the Services, Service Provider or its Affiliates shall not be obligated to: (i) maintain the employment of any specific employee or subcontractor; (ii) purchase, lease or license any additional (measured as of the even date hereof) equipment or materials (expressly excluding any renewal or extension of any leases or licenses required for Service Provider to perform the relevant Services during the relevant Services Term); or (iii) pay any of Service Recipient’s costs related to its or any of its Affiliates’ receipt of the Services.

2.6 Performance of Services. Subject to the other terms (i) in this Agreement setting forth and circumscribing Service Provider’s performance obligations hereunder (including in Sections 2.1, 2.2, 2.3, 2.5, 2.7, 2.8, 2.9 and 6), and (ii) in the relevant Schedules hereto, each Service Provider shall perform, or cause the applicable members of its Group or any of its Affiliates or subcontractors to perform, the Services required to be provided by it hereunder in a manner specifically described in the relevant Schedules hereto, or, to the extent not so described in such Schedules, in a manner that is substantially the same in nature, accuracy, quality, completeness, timeliness, responsiveness and efficiency with how such relevant Services, if any, have been rendered consistent with the past practices of that Service Provider prior to the Closing Date.

2.7 Transitional Nature of Services; Changes. The Parties acknowledge the transitional nature of the Services and agree that notwithstanding anything to the contrary herein, each Service Provider may make changes from time-to-time in the manner of performing the Services if such Service Provider is making similar changes in performing similar services for itself and/or its Affiliates; provided that Service Provider must provide Service Recipient with at least thirty (30) days prior written notice of any such material changes.

2.8 Omitted Services; Additional Services; Extension of Services Terms.

(a) Omitted Services. If, after the Closing Date and prior to June 2, 2014, a Party identifies a service that the other Party (or a member of such other Party’s Group) previously provided to such first Party (or any of its Affiliates) prior to the Closing Date, but such service was omitted from inclusion in the Services to be received by such first Party under this Agreement (an “Omitted Service”), then, upon the prior written consent of the Party that would be the Service Provider of such Omitted Service (which consent shall not be unreasonably conditioned, delayed or withheld) and the execution of an amendment as provided in the next sentence, such Omitted Service shall be added and considered as part of the Services to be provided by such Service Provider. The Parties shall cooperate and act in good faith to reach agreement on the fees and other specific terms and conditions applicable to such Omitted Service; provided that if such Omitted Service is substantially similar to any other Service provided by Service Provider under this Agreement, such fees and other specific terms and conditions shall be substantially similar to the fees and other specific terms and conditions applicable to such other Services. Upon the Parties agreement on the fees and other specific terms and conditions applicable to an Omitted Service, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additional and supplemental Schedules, in order to describe such Omitted Service and the agreement upon the related fees and other specific terms and conditions applicable thereto.

(b) Additional Services; Extension of Services Terms. In the event that the Parties identify and agree upon (i) an additional service to be provided under this Agreement, as well as the related fees and other specific terms and conditions applicable thereto (an “Additional Service”), or (ii) an extension of any particular Service Term for any Service, as well as the related fees and other specific terms and conditions applicable thereto, the Parties shall execute an amendment to this Agreement that provides for the substitution of the relevant Schedule, or additional and supplemental Schedules, in order to describe such Additional Service or extension, and the agreed upon related fees and other specific terms and conditions applicable thereto.

2.9 Impracticability. Subject to the provisions of Section 2.11, Service Provider shall not be required to provide any Service to the extent: (a) that the performance of the Services would (i) require Service Provider or any of its Affiliates to violate any applicable Laws (including any applicable codes or standards of conduct established by FERC or any other Governmental Body with respect to their activities subject to the jurisdiction of FERC or such other Governmental Body) or any internal policy reasonably adopted in order to comply with any applicable Laws; (ii) result in the breach of any software license, lease, or other contract applicable to such Service Provider; or (iii) require prior approval of a Governmental Body (except to the extent such approval has already been obtained); or (b) as provided under Section 13.14 with respect to a Force Majeure event.

2.10 Project Managers. QEP shall designate to Buyer at least one individual to whom all of Buyer’s communications may be addressed with respect to the QEP Services and who has authority to act for and bind QEP in all aspects with respect to the QEP Services (the “QEP Project Manager”). Buyer shall designate to QEP at least one individual to whom all of QEP’s communications may be addressed with respect to the Buyer Services and who has authority to act for and bind Buyer in all aspects with respect to the Buyer Services (the “Buyer Project Manager”). The initial QEP Project Manager designated by QEP shall be William J. Buese and the initial Buyer Project Manager designated by Buyer shall be Stephen P. Weissling.

2.11 Cooperation. In the event that there is nonperformance of any Service as a result of (i) a Force Majeure event described in Section 13.14, or (ii) impracticability pursuant to Section 2.9, the Parties agree to work together in good faith to arrange for an alternative means by which the applicable Service Recipient may obtain, at its sole cost and expense, the Service so affected. The Parties and the members of their respective Groups shall cooperate with each other in connection with the performance of the Services, including producing on a timely basis all contracts, documents and other information that are reasonably requested with respect to the performance of Services; provided, however, that such cooperation shall not unreasonably disrupt the normal operations of the Parties and the members of their respective Groups; and provided, further, that the Party requesting cooperation shall pay all reasonable out-of-pocket costs and expenses incurred by the Party or any members of its Group furnishing such requested cooperation, unless otherwise expressly provided in this Agreement or the Purchase and Sale Agreement.

2.12 Good Faith Mutual Assistance. The Parties agree that they cannot contemplate the extent and nature of all necessary Services that may be needed during the transition period, and that from time to time additional Services and consultation may be necessary between the Parties. The Parties agree to cooperate in good faith to assist each other in areas not specifically identified in the Schedules attached hereto, provided, however, that the Party rendering Services shall be reasonably compensated for such additional Services provided.

3. PRICING.

3.1 Fees. In consideration of Service Provider’s performance of the relevant Services, Service Recipient shall pay to Service Provider the fee for such services set forth on the Schedules hereto, which fee shall not include any overhead burden applied to any portion of such service (individually a “Fee” and collectively the “Fees”). Out-of-pocket and other expenses shall be billed at cost, with no escalation or overhead burdens.

3.2 Invoices; Payment Procedures.

(a) Service Provider shall invoice Service Recipient on a monthly basis for all Fees accrued with respect to the prior month. Fees shall be payable by Service Recipient within thirty (30) days after Service Recipient’s receipt of an invoice (the “Due Date”). All amounts (i) payable pursuant to the terms of this Agreement shall be paid to Service Provider as directed by Service Provider, and (ii) due and payable hereunder shall be invoiced and paid in U.S. dollars, except as may be expressly provided in any relevant Schedule hereto. A Service Recipient’s obligation to make any required payments under this Agreement shall not be subject to any unilateral right of offset, set-off, deduction or counterclaim, however arising, except against amounts due under this Agreement.

(b) Interest. In the absence of a timely notice of billing dispute in accordance with the provisions of Section 3.2, amounts not paid on or before the Due Date shall be payable with interest, accrued at a rate of five percent (5%) or the maximum legal rate, whichever is lower (the “Default Interest Rate”), calculated for the actual number of days elapsed, accrued from the Due Date until the date of the actual receipt of payment.

(c) Taxes. If any Governmental Body shall impose a tax on the Services rendered to a Service Recipient or its Affiliates by Service Provider hereunder, Service Recipient agrees to pay, or remit to Service Provider so that Service Provider may pay, the amount of such tax imposed on the Services rendered to Service Recipient or its Affiliates by Service Provider under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, Service Recipient shall have no liability for, and shall not be obligated to pay for, any property taxes of any kind or type applicable to the property of Service Provider or any of its Affiliates or any income taxes of any kind or type applicable to the income of Service Provider or any of its Affiliates in providing such Services to a Service Recipient, except as may be expressly provided in any relevant Schedule hereto.

3.3 Payment Disputes. In the event that Service Recipient disputes any invoice or portion thereof, Service Recipient shall, prior to the Due Date, provide Service Provider written notice of the disputed amounts, together with a statement of the particulars of the dispute, including, to the extent practicable, the calculations with respect to any errors or inaccuracies claimed. Any such dispute shall be resolved by the Parties in accordance with the procedures set forth in Section 2.4(c) of the Purchase and Sale Agreement. Within five (5) Business Days after determination or resolution of the dispute, Service Recipient shall remit (if it has underpaid the actual amount due) or Service Provider shall remit (if it has overpaid the actual amount due) the amount as determined to the other Party. In the event that any payment required by this Section 3.3 is not made by the appropriate Party when due, such payment shall accrue interest from the date such payment was due at the Default Interest Rate.

3.4 Expenses. In addition to the payment of all Fees, Service Recipient shall reimburse Service Provider for all reasonable out-of-pocket costs and expenses incurred by Service Provider or its Affiliates in connection with providing the Services (including necessary travel-related expenses) to the extent that such costs and expenses are not reflected in the Fees for such Services; provided, however, any expense exceeding $5,000 per month for any Service (including business travel and related expenses) shall require advance approval of Service Recipient. Any authorized travel-related expenses incurred in performing the Services shall be incurred and charged to Service Recipient in accordance with Service Provider’s then applicable business travel policies.

4. SERVICES TERM; TERMINATION.

4.1 Services Term. The performance of the Services shall commence on the Closing Date and, unless earlier terminated pursuant to Sections 4.2 or 4.3, shall terminate no later than December 2, 2015, unless an earlier date is expressly stated in any relevant Schedule attached hereto (the “Services Term”).

4.2 Termination. This Agreement or any specific Service, as specified below in this Section 4.2, may be terminated prior to the expiration of the relevant Services Term only as follows:

(a) with respect to all QEP Services, or any particular QEP Service, by Buyer by giving a termination notice to QEP, provided that the termination will be effective twenty (20) days following receipt of notice of such termination notice;

(b) with respect to all Buyer Services, or any particular Buyer Service, by QEP by giving a termination notice to Buyer, provided that the termination will be effective twenty (20) days following receipt of notice of such termination;

(c) with respect to all Services that are adversely affected by a breach, by the non-breaching Party if the other Party fails to observe or perform in any material respect any term, obligation, or condition of this Agreement and the defaulting Party does not cure such failure within fifteen (15) days after written demand by the first Party, provided that if the defaulting Party begins promptly and diligently to cure such breach in accordance with this provision and such breach is not capable of being cured within such 15-day period, the defaulting Party shall have up to an additional fifteen (15) days to cure such breach if it demonstrates that it is reasonably capable of curing such breach within such additional 15-day period;

(d) with respect to the entire Agreement, by either Party if the other Party makes a general assignment for the benefit of creditors, or files a voluntary petition in bankruptcy or for reorganization or rearrangement under the bankruptcy laws, or if a petition in bankruptcy is filed against such other Party and is not dismissed within thirty (30) days after the filing, or if a receiver or trustee is appointed for all or a material portion of the property or assets used by the other Party to perform Services hereunder; or

(e) with respect to all Services that are adversely affected by a Force Majeure event, by Service Recipient if Service Provider fails to perform in any material respect its obligation to perform any Service as a result of circumstances of Force Majeure and such Force Majeure event continues to exist for at least sixty (60) consecutive days.

4.3 Rights and Obligations Upon Termination.

Upon expiration of the Services Term or in the event of a termination pursuant to Section 4.2, no Party, nor any of its Affiliates, shall have any liability or further obligation to any other Party or any of its Affiliates pursuant to this Agreement, except: (i) that the provisions of Sections 3 (to the extent of amounts accrued thereunder through the date of such expiration or termination), 4, 5, 6, 7, 9, 10, 11, 12 and 13 (as well as in each case associated defined terms) shall survive any such expiration or termination and not be extinguished thereby; and (ii) any Party nevertheless shall be entitled to seek any remedy to which it may be entitled at law or in equity for the violation or breach by the other Party of any agreement, covenant, representation, warranty, or indemnity contained in this Agreement that occurs prior to such expiration or termination.

4.4 Sharing of Certain Existing Licenses.

(a) Prior to the Closing Date, QEPFS, as a wholly-owned subsidiary of QEP, has utilized certain software licenses pursuant to agreements or accounts between QEP and the vendor of such software. Such licenses are described or set forth on Schedule C attached to this Agreement and included herein. With respect to the licenses described or set forth on Schedule C, QEP shall notify the vendor of such software that such licenses are being shared with the Acquired Company, the Acquired Subsidiaries, Buyer or its general partner for an interim period. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to assist the other Party (at no cost to the other Party) in obtaining any third party consents that are required in connection with such sharing.

(b) Prior to the Closing Date, QEP, as the sole stockholder and parent of QEPFS, has utilized certain software licenses pursuant to agreements or accounts between QEPFS and the vendor of such software, which licenses are to be conveyed to the Acquired Company or the Acquired Subsidiaries, as applicable, at Closing. Such licenses are described or set forth on Schedule D attached to this Agreement and included herein. With respect to the licenses described or set forth on Schedule D, Buyer shall notify the vendor of such software that such licenses are being shared with QEP for an interim period. Each of the Parties hereto agrees to use its respective commercially reasonable efforts to assist the other Party (at no cost to the other Party) in obtaining any third party consents that are required in connection with such sharing.

5. RETURN OF LEASED PROPERTY OR LICENSED SOFTWARE. Service Recipient shall be liable for all costs and expenses incurred by Service Provider or any of its Affiliates resulting from any delay or failure of Service Recipient to return to Service Provider or any licensor, as applicable, any leased property or licensed software that is included as part of the Services provided to such Service Recipient.

6. DISCLAIMER OF REPRESENTATIONS AND WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 2.6 OR OTHERWISE IN ANY SCHEDULE HERETO, EACH PARTY ACKNOWLEDGES AND AGREES (a) THAT ALL SERVICES ARE PROVIDED BY SERVICE PROVIDER ON AN “AS IS” BASIS, AND (b) THAT NEITHER SERVICE PROVIDER NOR ANY MEMBER OF ITS GROUP MAKES ANY REPRESENTATIONS OR WARRANTIES, WHETHER STATUTORY, EXPRESS, OR IMPLIED, TO SERVICE RECIPIENT OR ANY OF ITS AFFILIATES WITH RESPECT TO THE SERVICES, ANY EQUIPMENT OR MATERIALS PROVIDED UNDER THIS AGREEMENT, OR OTHERWISE HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY WARRANTIES ARISING FROM COURSE OF DEALING OR USAGE OF TRADE.

7. BOOKS AND RECORDS; AUDITS.

7.1 Books and Records. Each Party shall use Commercially Reasonable Efforts to keep and maintain books, records, accounts and other documents sufficient to reflect accurately and completely the transactions conducted, and all associated costs incurred, pursuant to this Agreement. Such records shall include receipts, invoices, memoranda, vouchers, inventories, timesheets and accounts pertaining to the Services, as well as complete copies of all contracts, purchase orders, service agreements and other such arrangements entered into in connection therewith.

7.2 Audit of Performance. Each Party shall have access to and the right to inspect all records maintained by the other Party directly related to the Services, as is reasonably necessary for the purposes of verifying the other Party’s compliance with this Agreement, including auditing and verifying costs or expenses claimed to be due and payable hereunder. Such access shall be available at reasonable times on Business Days during normal business hours and under reasonable conditions with a minimum of at least ten (10) days prior written notice. Each Party shall keep and preserve all such records for a period of at least three (3) years from and after the end of the relevant Services Term.

8. COMPLIANCE WITH LAWS AND GOVERNMENTAL REQUIREMENTS. Each Party shall be responsible for compliance with all Laws affecting its respective business. Each Service Recipient shall be responsible for any use such Service Recipient may make of the Services to assist it in complying with applicable Laws. Each Service Provider shall comply with all Laws applicable to the provision by it of the Services hereunder.

9. LIMITATION OF LIABILITY; INDEMNITY.

9.1 Service Provider’s Limitation of Liability. In no event shall a Service Provider or any member of its Group have any liability to a Service Recipient or any member of its Group whether under this Agreement or otherwise in connection with performance hereunder, including for any error in judgment or any act or omission, except as a result of the gross negligence or willful misconduct of Service Provider or any member of its Group. In addition, none of QEP, Buyer or any member of their respective Groups shall be liable for any loss of profits, loss of business, loss of use or of data, interruption of business, or for indirect, special, punitive, exemplary, incidental or consequential damages of any kind whether under this Agreement or otherwise in connection with performance hereunder, even if the other Party has been advised of the possibility of such damages, other than indirect, special, punitive, exemplary, incidental or consequential damages awarded to a third party against an indemnified party in accordance with this Section 9.

9.2 Service Recipient Indemnity. Service Recipient hereby agrees to indemnify, defend and hold harmless Service Provider and each member of its respective Group from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by Service Provider or any member of its Group as a result of or in connection with any third party claims arising from the performance of the Services rendered hereunder by Service Provider or any member of its Group on Service Recipient’s behalf, except to the extent such third party claims are based in whole or in part on the gross negligence or willful misconduct of Service Provider or any member of its Group in performing the Services.

9.3 Service Provider Indemnity. Service Provider hereby agrees to indemnify, defend and hold harmless Service Recipient and each member of its Group from and against any and all claims, losses, demands, liabilities, costs and expenses (including reasonable attorney’s fees) suffered or incurred by Service Recipient or any member of its Group as a result of, or in connection with, any third party claims to the extent caused by the gross negligence or willful misconduct of Service Provider or any member of its Group in performing the Services on Service Recipient’s behalf. In no event shall the aggregate liability of Service Provider and its Group to Service Recipient and its Group for any damages concerning the performance or nonperformance of the Services by Service Provider or any member of its Group or any other matter arising out of, or related to, this Agreement (regardless of whether any such claim for such damages is based in contract or in tort) exceed the amounts actually paid to Service Provider by Service Recipient pursuant to this Agreement.

9.4 Procedures. Any claim for indemnification under this Section 9 shall be governed by, and be subject to, the provisions of Article 10 of the Purchase and Sale Agreement, which provisions are hereby incorporated by reference into this Agreement.

10. DISPUTE RESOLUTION.

10.1 Governing Law. This Agreement and the legal relations between the Parties shall be governed by and construed in accordance with the laws of the state of Colorado without regard to principles of conflicts of law which would require the application of the laws of another jurisdiction.

10.2 Jurisdiction. The Parties hereby irrevocably submit to the exclusive jurisdiction of the Federal Courts of the United States of America located in Denver, Colorado and appropriate appellate courts therefrom, and each Party hereby irrevocably agrees that any dispute, controversy or claim arising out of or relating to this Agreement may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Laws, any objection that they may now or hereafter have to the laying of venue of any such dispute, controversy or claim brought in any such court or any defense of inconvenient forum for the maintenance of such dispute, controversy or claim. Each Party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

10.3 Waiver of Jury Trial. Each of the Parties hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

11. PROPERTY RIGHTS.

11.1 The Parties acknowledge and agree that nothing in this Agreement is intended to transfer any right, title, or interest in and to any tangible, intangible, real or personal property (including any and all intellectual property rights). Notwithstanding any materials, deliverables, or other products that may be created or developed by Service Provider or its Affiliates from the date hereof through the expiration or termination of the Services Term, Service Provider does not hereby convey, nor does Service Recipient or any of its Affiliates hereby obtain, any right, title, or interest in or to any of Service Provider’s or any of its Affiliates’ equipment, materials, deliverables, products, or any other rights or property used to provide the Services. Other than as provided in the Purchase and Sale Agreement, all customer and personnel data, files and input and output materials and the media upon which they are located that are supplied by Service Recipient or any of its Affiliates in connection with this Agreement shall remain Service Recipient’s or such Affiliate’s property, respectively, and Service Provider shall not have any rights or interests with respect thereto.

12. CONFIDENTIAL INFORMATION. Any Confidential Information received by either Party or its Affiliates from the other Party or any of its Affiliates in connection with this Agreement shall be governed by, and be subject to, the provisions of Section 6.3 of the Purchase and Sale Agreement, which provisions are hereby incorporated by reference into this Agreement.

13. MISCELLANEOUS.

13.1 Complete Agreement. This Agreement (including, for purposes of certainty, the Schedules attached hereto) and the documents to be executed hereunder constitute the entire agreement between the Parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties pertaining to the subject matter hereof. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of any Schedule hereto, the terms and conditions of such Schedule shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase and Sale Agreement, the terms and conditions of this Agreement shall control.

13.2 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one agreement. Either Party’s delivery of an executed counterpart signature page by facsimile (or electronic .pdf format transmission) is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

13.3 Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive from the Effective Date and remain in full force and effect in accordance with their applicable terms.

13.4 Expenses. Except as otherwise expressly provided in this Agreement, the Parties agree that all expenses incurred and directly related to the Services contemplated hereby shall be borne and paid by the Person incurring such expenses.

13.5 Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given as required pursuant to Section 12.2 of the Purchase and Sale Agreement.

13.6 Waivers. A failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by either Party, as applicable, by an instrument signed by such party and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

13.7 Amendments. This Agreement may be amended or modified only by an agreement in writing executed by all Parties and expressly identified as an amendment or modification.

13.8 Assignment. Except as otherwise expressly provided for in this Agreement, no Party shall assign all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason) and any assignment or delegation made without such consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

13.9 Subsidiaries or Affiliates. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party or by any entity that becomes a Subsidiary or Affiliate of such Party on and after the Closing Date.

13.10 Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

13.11 Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to obtain specific performance of the terms of this Agreement in addition to any other remedy or relief to which they may be entitled. If any action is brought to enforce this Agreement against a Party, such Party shall waive the defense that there is an adequate remedy at law.

13.13 Severability. The invalidity or unenforceability of any term or provision of this Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction and the remaining terms and provisions shall remain in full force and effect, unless doing so would result in an interpretation of this Agreement that is manifestly unjust.

13.14 Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition, and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

13.15 Construction. The Parties acknowledge that (a) QEP and Buyer have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arms-length negotiations from equal bargaining positions and (c) QEP and Buyer and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

13.16 References; Interpretations. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires:

(a) the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”;

(b) references in this Agreement to Sections and Schedules shall be deemed references to Sections of, and Schedules attached to, this Agreement; and

(c) the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Section or provision of this Agreement.

13.17 Status of Service Provider as Independent Contractor. Each Service Recipient expressly acknowledges that each Service Provider, its Affiliates, and each of their respective employees, agents, subcontractors and representatives are “independent contractors,” and nothing in this Agreement is intended and nothing shall be construed to create an employer/employee, partnership, joint venture or other similar relationship between any Service Recipient and Service Provider, its Affiliates, or each of their respective employees, agents, subcontractors and representatives. In addition, each Service Provider shall have the authority and responsibility to elect the means, manner and method of performing the Services required to be provided by it under this Agreement. This Agreement shall not be interpreted or construed to create an association, joint venture, partnership, or agency between the Parties or to impose any partnership or fiduciary obligation or related liability upon any Party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties caused this Transition Services Agreement to be duly executed as of the day and year first above written.

QEP RESOURCES, INC.

By:	/s/ Richard J. Doleshek
Name:	Richard J. Doleshek
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Transition Services Agreement]

TESORO LOGISTICS LP

By:	Tesoro Logistics GP, LLC, its general partner

By:	/s/ Phillip M. Anderson
Name:	Phillip M. Anderson
Title:	President

[Signature Page to Transition Services Agreement]

SCHEDULES TO TRANSITION SERVICES AGREEMENT

(See Attached)

SCHEDULE A – 1

Administrative and Corporate Services

SERVICE OVERVIEW

The Administrative and Corporate Services Term Sheet addresses QEP (a) allowing Buyer to access and use certain records, and (b) providing certain services to Buyer in support of Buyer’s general and administrative management, and access to facilities

CONTACT INFORMATION

Tesoro Contact:

Name: Ida Brooks

Telephone: 210-626-6512

E-Mail: Ida.R.Brooks@tsocorp.com

QEP Contact:

Name: Lauren Miller/Maggie Quinn

Telephone: 918-488-1784 (Lauren) 303-595-5904 (Maggie)

E-Mail Lauren.Miller@qepres.comMaggie.Quinn@qepres.com

Provided Services:

Service	Maximum Term (From Closing Date)	Fee (Monthly)
As required, QEP to provide supporting services associated with providing physical access to transitioning employees to site locations and facilities, to include temporary utilization of security badge and access control services	6 months	At reasonable and actual cost

Schedule A-1 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)

Supporting services associated with the transition of employee fringe benefit programs to include:

•    Continuation of the administration of the educational reimbursement policy for employees completing fall 2014 courses

•    Administration of the relocation program for relocations commencing prior to the Closing Date

•    Continued employee utilization of the QEP parking accommodations at Denver and Salt Lake for current building parkers and “ecopass” programs (through December 2014)

	6 months (EcoPass through 2014)	• Actual cost of parking spots in Denver & Salt Lake • 1/12th of the 2014 annual actual cost for Ecopass program in Denver & Salt Lake • All other services at actual costs incurred

QEP will continue to administer and manage all existing contractor contract labor agreements	12 months	At reasonable and actual cost

QEP to provide ongoing support and administration of QEP’s existing fleet management services	3 months	At reasonable and actual cost

Access to the designated office space on the 16th and 24thfloor at QEP’s Denver Office	12 months	At cost

Access and use of facilities on the 4th floor of QEP’s Salt Lake City office	Expires November 30, 2015	$9,217 per month

Access and use of SCADA and Compliance office units at QEP’s Red Wash facilities	12 months	$9,000 per month

TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier of: (a) the day of which the month anniversary from the Closing Date as designated for each designated transition service; or (b) the effective date of early termination by Buyer or QEP in accordance with Section 4 of the Transition Services Agreement.

Schedule A-1 to Transition Services Agreement

SCHEDULE A-2

Operational and Commercial Services

SERVICE OVERVIEW

The Operational and Commercial Services Term Sheet addresses QEP (a) allowing Buyer to access and use certain records, and (b) providing certain operations and commercial supporting services to Buyer

CONTACT INFORMATION

Tesoro Contact:

Name: Don Sorensen

Telephone: 360-202-2163

E-Mail: Don.J.Sorensen@tsocorp.com

QEP Contact:

Name: Randy Judge

Telephone: 303-640-4239

E-Mail Randy.Judge@qepres.com

Provided Services:

Service	Maximum Term (From Closing Date)	Fee (Monthly)

Access to any required environmental, health and safety systems and supporting services required to support the migration and integration into Buyer’s systems. Examples include:

•   Air compliance tracking, emissions calculation applications, hazardous waste management tracking programs, and driver safety programs

	6 months	At reasonable and actual cost

Supporting transitional service related to the operation and servicing of the Dehydration Units on the Pinedale Mesa associated with the Wexpro owned production	6 months	Fee to be substantially similar to that charged prior to close.

Schedule A-2 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Provide necessary systems and services to support the requisition, purchasing, receipt, and issuance of materials, supplies and services per QEP’s DOA and manually per Buyer’s LOA for purchases that exceed QEPFS’ SVP’s DOA.	6 months	At reasonable and actual cost

Provide access and data from systems used to catalog and store agreements and contracts.	6 months	At reasonable and actual cost

Access to Natural Gas Weekly, Natural Gas Intelligence Shale Daily, Propane Price Insider	3 months	At reasonable and actual cost

QEP to provide ongoing service and support for shared well pad equipment, communications infrastructure and operational control networks and software.	Services will expire upon execution of operational service agreement post close	At reasonable and actual cost

QEP to provide methanol injection and freeze remediation services for the Wonsits Gathering System		At reasonable and actual cost

Instrumentation and Electrical support in North Dakota Operations, on an as needed basis, at a support level consistent with QEP’s pre-close operations.	4 Months	At reasonable and actual cost

TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier of: (a) the day of which the month anniversary from the Closing Date as designated for each designated transition service; or (b) the effective date of early termination by Buyer or QEP in accordance with Section 4 of the Transition Services Agreement.

Schedule A-2 to Transition Services Agreement

SCHEDULE A - 3

Financial Services

SERVICE OVERVIEW

The Financial Services Term Sheet addresses QEP (a) allowing Buyer to access and use certain records, and (b) providing certain services to Buyer in support of Buyer’s financial, regulatory and operational reporting, and certain administrative services including control assistance, tax and treasury

CONTACT INFORMATION

Tesoro Contact:

Name: Thadd Stricker

Telephone: 210-626-6561

E-Mail: Thadd.Stricker@tsocorp.com

QEP Contact:

Name: Matt Herzog /Alice Ley

Telephone: 303.573.3431 (Matt) 303.573.3446 (Alice)

E-Mail Matthew.Herzog@qepres.com Alice.Ley@qepres.com

Provided Services:

Service	Maximum Term (From Closing Date)
Continued operation and support of QEPFS financial systems/applications

Provide accounting support similar to support currently provided through the point of financial reporting and consolidation that will result in the generation of accurate financial statements based on a monthly detailed trial balance. Consolidated financial statements will include any adjustments necessary to remove the results of operations for Haynesville or the Vermillion Plant (if TLLP makes the decision to sell the Vermillion Plant after the acquisition date). Any adjustment resulting from the tagalong of the Uintah Basin Field Services, L.L.C. will be reflected in the consolidated financial statements done by buyer.	12 Months

Schedule A-3 to Transition Services Agreement

Service	Maximum Term (From Closing Date)
Assistance with 10K preparation for QEP Midstream Partners, LP (“QEPM”), and continue to perform controls surrounding the 10-K preparation process (i.e., tie out, disclosure checklists, QEP employee disclosure committee participation, XBRL review, QEP subcertifications as requested). TLLP will be in charge of the draft SEC document distributions and setup of the disclosure committee meetings. Note it will be a QEP and Buyer joint effort. Prepare Part III of the Form 10-K as it relates to executive officers and independent directors (prior to the Acquisition date). During the transition period, QEP will make payments to the independent directors as directed by Buyer, or QEP will include payments made by Tesoro in the disclosures under Part III.	12 Months

Provide contractors currently doing QEPFS’ accounting as well as other contractors involved in meeting the requirements under the TSA. The costs of contractors will be included in the TSA fee. However, if contractors choose to leave during transition period, Tesoro will be responsible for finding replacements.	12 Months

Upload into SAP any entries provided by Buyer using QEP SAP upload form. Entries will be provided using QEP’s hierarchy and chart of accounts.	12 Months

Journal entries to be provided to QEP for bonus, salary, payroll taxes and 401K expense and any other related salary related amounts using QEP cost centers and templates, for upload into QEP’s SAP. Additional journal entries using QEP templates for upload into QEP’s SAP will be provided as needed, including, but not limited to allocation of general and administrative expenses to QEPFS and QEPM and corporate card allocations.	12 Months

Perform Joint Interest Billing for the Vermillion Processing Plant.	12 Months

Electronic transfer of data/reports to/from QEP for Buyer financials and disclosures required to support QEPM full 10K	12 Months

Accounts Payable processing and operating expense accruals booking. Record Invoices and route for approval and payment per QEP’s DOA and manually per Tesoro’s LOA for invoices that exceed QEPFS’ SVP’s DOA	12 Months

Accounts Receivable Posting of Customer Payments. Coordinate collection activity with Buyer’s Credit Department after third customer contact.	12 Months

Revenue processing and accrual booking to include Customer invoicing/settlement statements	12 Months

QEP will prepare all federal and state partnership tax returns and K-1’s for both short periods ending in 2014	12 Months

Current management reporting to continue to the extent transactions are booked into QEP’s system.	12 Months

QEP will provide personnel to accomplish month-end closing, preparation of internal reporting and assistance with Buyer’s external reporting for Equity, Net Income per Unit, Stock Compensation, Fixed Assets, Accounts Payable and consolidated reporting at the QEPFS level.	12 Months

Provide access to all relevant supporting documentation related to accounting close process including journal entries, invoices, contracts, account, reconciliations, third party statements, etc.	12 Months

Provide all necessary master data in accordance with the contract.	12 Months

Create and maintain master data based on approved information provided by the buyer in QEP format.	12 Months

Provide business service center support as needed, including QEP contacts and responses for QEP related items.	12 Months

Schedule A-3 to Transition Services Agreement

Service	Maximum Term (From Closing Date)
QEP to provide requested copies of purchase orders, contracts and invoices	12 Months

QEP’s commercial operations will continue to have access to enter contract information into SNG or system of record from completely executed contracts provided by Buyer	12 Months

Continue capital spend and accrual recording and reporting as currently performed to include necessary asset information for depreciation calculation such as assets placed in service.	12 Months

Provide assistance necessary for Buyer to timely comply with any weekly, monthly, quarterly or annual compliance reporting for federal, state, and local governments currently performed by Accounting. In particular, assistance and support for the filing of quarterly and annual FERC Form 6 report.	12 Months

Record inventory such as MRO and hydrocarbon movements or provide reports necessary for Buyer to record inventory movements	12 Months

Provide explanations for significant changes in inventory movements as needed by Buyer.	12 Months

Record derivative entries as necessary using QEP’s SAP upload form. Entries will use QEP’s hierarchy and chart of accounts. However disclosure preparation will be handled by Buyer if applicable.	12 Months

Prepare variance analysis files for use by buyer to the level and format currently done and to the extent the transactions are booked in QEP’s system.	12 Months

Respond to questions related to payroll processing as needed following acquisition date.	12 Months

QEP Internal Audit staff and Internal Control Specialists to continue to perform 2014 SOX testing, with the assistance of Buyer personnel, including any untested 2014 controls and remediation testing. QEP to also perform Q4 2014 302 survey and results and ITGCs testing and documentation. QEP to provide SOX testing plans and documentation. QEP to continue to assist and support Buyer in 2015 SOX compliance in transition and assist in converting SOX testing and documentation to Buyer format.	12 Months

Continue to make all payments through Wells Fargo.	12 Months

Provide read-only bank account access for all accounts assumed.	12 Months

Perform normal QEP cash settlement processes.	12 Months

Provide income Tax, Property Tax and Sales Tax support.	12 Months

Facilitate payment of the quarterly QEPM distribution and track QEPM units issued and outstanding. Continue to use Wells Fargo as Transfer Agent as long as QEP is providing service.	12 Months

Prepare joint venture financial statements, including calculation of distribution for each month end.	12 Months

Facilitate payment of the joint ventures distributions and any cash calls.	12 Months

Prepare stand-alone financial statements for any significant subsidiaries or guarantors as necessary (i.e., Green River Processing for 2014 and assistance with Q1 2015 if required). Extent of preparation of financial statements will be based on transactions booked in QEP’s system. Tesoro will perform consolidation for any transactions booked in Tesoro’s system. Tie out support, disclosure checklist and any other supporting documentation to be provided to Buyer.	12 Months

Assist in the preparation and presentation of earnings material and audit committee presentations, as needed.	12 Months

Schedule A-3 to Transition Services Agreement

Service	Maximum Term (From Closing Date)
QEP will prepare and distribute all required 2014 Form 1099’s and all related filings in accordance with Federal and State regulations for any FEINs that Buyer purchased to the extent QEP processes payments in 2014 for these entities. QEP will provide information and assistance to Tesoro in order for Tesoro to prepare and distribute 2015 Form 1099’s and all related filings.	12 Months

Buyer will migrate the QEPM Workiva instance to its account in December 2014 ensuring that QEP personal involved with 10-K preparation have access to complete their responsibilities. QEP will continue to use webfilings to prepare the QEPM10-K and Green River processing financial statements.	12 Months

Assistance with novation/close of bank accounts, if needed.	12 Months

Buyer will provide entries and support for any post-close debt transactions as well as the related interest expense.	12 Months

QEP will make necessary adjustments to financial data provided to Buyer during the TSA period to reflect transactions occurring post close with affiliates under the current ownership structure as transactions with third parties where appropriate (ie, transactions with QEP Marketing Company, Inc , QEP Energy Company, Inc or QEP Resources, Inc. will be reflected as third party transactions).	12 Months

Continue to provide entries and support for any post-close debt transactions as well as the related interest expense.	12 months

TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier of: (a) the day of which the month anniversary from the Closing Date as designated for each designated transition service; or (b) the effective date of early termination by Buyer or QEP in accordance with Section 4 of the Transition Services Agreement

FINANCIAL SERVICES FEES

Each month, QEP to provide the Buyer with an invoice detailing the QEP’s actual cost to provide transition financial services to the Buyer, including any out of pocket expenses incurred by QEP on behalf of the Buyer

Schedule A-3 to Transition Services Agreement

SCHEDULE A – 4

Information Technology Services

SERVICE OVERVIEW

The Information Technology Term Sheet addresses QEP (a) allowing Buyer to access and use of specific applications and systems, and (b) providing certain services to Buyer in support of the ongoing operation of the business.

GENERAL CONDITIONS FOR INFORMATION TECHNOLOGY SERVICES

QEP shall maintain an equivalent level of service for applications, systems, and equipment as performed prior to close. Upon completion of transition services for each item, historical data will be extracted and provided to Buyer on an agreed upon and reasonable timeline.

CONTACT INFORMATION

Tesoro Contact:

Name: Judy Howard

Telephone: 210-626-6967

E-Mail: Judy.P.Howard@tsocorp.com

QEP Contact:

Name: Jamie Cutler

Telephone: 303-640-4229

E-Mail Jamie.Cutler@qepres.com

Provided Services:

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Maintain active backup and recovery for all QEPFS systems, applications and infrastructure.	12 Months	$0.00

Schedule A-4 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Continued operation of QEP Service Desk to handle calls and support tickets for users. These tickets will include application and infrastructure issues. Escalation of systems or services that are transitioned to Tesoro will be conveyed to the Tesoro IT Service Desk.	12 months	$5,237.00

Continued operation of all QEPFS systems and services supporting users. This includes communication, collaboration and corresponding archives, email forwarding, electronic business records, anti-virus, and related functions for all impacted personnel.	12 months	$9,707.00

Continued monitoring, operation, security (physical and logical) and maintenance of any asset/relationship required for a fully functional QEPFS network to include but not limited to, all existing telecommunications and infrastructure platforms (carrier relationships, radio towers, antennas, physical and virtual circuitry, power, HVAC, routers, switches, cabling, servers, radios, etc.) and the services that they provide (voice & data services, Internet, file, print, fax, DNS, DHCP, voice mail, etc.).	12 months	$79,220.00

Hardware maintenance, support, and spares for the Business. For clarity, this includes all of the break fix service for the operation of the Business provided by QEP prior to Closing.	12 months	$24,885.00

Access to historical and current data relating to, and relevant to the ongoing operation of the Business.	12 months	$0.00

Provision, set up, and de-provision users as needed during transition period.	12 months	$0.00

Schedule and transfer all required data feeds to Buyer to support the TSA applications and systems.	12 months	$0.00

Electronic transfer of data/reports to/from QEP including use of SFTP servers.	12 months	$0.00

Schedule A-4 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Operations and support of - MS Office, SharePoint, Document Management, Records Archives	12 months	$0.00

Operations and support of - SolArc Natural Gas	12 months	$25,344.83

Operations and support of - FlowCal	12 months	$11,030.70

Operations and support of - GPIS	12 months	$1,593.75

Operations and support of - ADP (Payables)	12 months	$5,008.33

Operations and support of - DocVue	12 months	$2,941.67

Operations and support of - ACTS	3 months	$0.00

Operations and support of - Geotab	3 months	$0.00

Operations and support of - Meridian	6 months	$2,366.67

Operations and support of - Contracts DB	12 months	$531.25

Operations and support of - iHistorian	9 months	$1,054.13

Operations and support of - Kofax	12 months	$0.00 (Included in DocVue)

Operations and support of - MP2	6 months	$2.025.97

Operations and support of - SAP (includes BW and BPC)	12 months	$48,333.33

Schedule A-4 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Operations and support of - Wells Fargo Payment Manager	12 months	$425.00

Operations and support of - XMAP GIS	6 months	$3,577.08

Operations and support of - Quorum Land	6 months	$1,145.83

Operations and support of - Workiva	12 months	$425.00

Operations and support of - Aspen Hysis	3 months	$8,622.40

Operations and support of - SharePoint sites used by field services personnel including QEPFS and Forecast & Budget	12 months	$0.00

Operations and support of - Rendezvous Pipeline website	3 months	$2,158.33

Operations and support of - QEPM.com website	12 months	$2,375.00

Operations and support of - AmpCalc	12 months	$1,062.50

Operations and support of - CADWorks	12 months	$2,113.10

Operations and support of - GRI GlyCalc	12 months	$2,125.00

Operations and support of - PHAWorks	12 months	$1,563.33

Operations and support of - PowerTools SKM	12 months	$1,909.72

Operations and support of - ProMax with TSWEET	12 months	$4,157.74

Schedule A-4 to Transition Services Agreement

Service	Maximum Term (From Closing Date)	Fee (Monthly)
Operations and support of - Terrasync/Pathfinder	12 months	$850.00

Operations and support of - Winflow	12 months	$2,125.00

Operations and support of - ETAP	12 months	$179

Operations and support of - ACH Positive Pay	12 months	$425.00

Operations and support of - ARO – Assent 143	12 months	$3,044.92

Operations and support of - TrinTech/Compliance	12 months	$908.33

Operations and support of - ArcGIS	3 months	$616.32

Operations and support of - AutoCad	3 months	$1,895.83

QEP shall provide continued use and availability of all FCC licenses as necessary to support all business operations of Buyer	12 months	$0.00

TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier of: (a) the day of which the month anniversary (in schedule of services) of the Closing Date occurs; or (b) the effective date of early termination by Buyer or QEP in accordance with Section 4 of the Transition Services Agreement

Schedule A-4 to Transition Services Agreement

Schedule A – 5

SCADA Equipment

SERVICE OVERVIEW

The following section describes the ongoing responsibility of ongoing operation and maintenance of the SCADA and operations control infrastructure

South District (Utah)

This area predominantly deploys a single-well design. At each pad, each well has a gas meter measuring the gas production at the wellhead. Other equipment located at the site may include dehy units, glycol heaters, and/or separators. In most locations, measurement and well optimization is performed by a single EFM. Each location has a radio that allows communication back to a SCADA system for data collection and remote control of the site.

The following list identifies the current assignment of responsibility as it pertains to assets jointly utilized by the Acquired Company and QEP. This assignment does not imply ownership of the assets, only its operation and/or repair.

New Equipment Installs

RTU & associated equipment – QEP

Allocation Meter – QEP

Master Meter (MVS & RTD) – BUYER

Equipment Operation & Maintenance

Power source (solar panels & batteries) – QEP

RTU – QEP

Communications (radio & tower) – QEP

Allocation Meter – QEP (most locations do not include allocation meters)

Master Meter (including plate changes) – BUYER

Well Automation (including RTU config) – QEP

Master Meter Calibrations (including RTU config) – BUYER

QEP Meter Calibrations (~110 meters) – BUYER

Gas Analysis- BUYER

“Combo” units – some older locations have a separator and meter in the same building

Maintenance & Operation (upstream of meter) – QEP

Maintenance & Operation (meter run & downstream) – BUYER

Schedule A-5 to Transition Services Agreement

North District (Wyoming, excluding Pinedale)

This area predominantly deploys a single-well design (six locations service two wells, one location services three wells). At each site, each well has a gas meter measuring the gas production at the wellhead. Other equipment located at the site may include dehy units, glycol heaters, and/or separators. All measurement and well optimization is performed by a single EFM. Every location has a radio that allows communication back to a SCADA system for data collection and remote control of the site.

The following list identifies the current assignment of responsibility as it pertains to assets jointly utilized by the Acquired Company and QEP. This assignment does not imply ownership of the assets, only its operation and/or repair.

New Equipment Installs

RTU & associated measurement equipment – BUYER

Meter (MVS & RTD) – BUYER

Equipment Operation & Repairs-

Power source (solar panels & batteries) – BUYER

RTU – BUYER

Communications (on site radio) – BUYER

Communications (master radio) – QEP

Meter -BUYER

Well Automation (including RTU config; not installed in all areas) – QEP

Meter Calibrations (including RTU config) – BUYER

Gas Analysis- BUYER

Orifice Plate Changes- BUYER

QEP Meter Calibrations – BUYER

Schedule A-5 to Transition Services Agreement

Pinedale Pad Wells

This area predominantly deploys a multi-well “pad” design. At each pad, each well has a gas meter run with measurement achieved by one or more EFM devices. In addition to individual well gas production measurement (known as allocation meters), EFM’s are also utilized to optimize the well production. In addition to the allocation meters, each pad also has a “master meter” that serves as the “sales” meter. The master meter measurement is performed in one of the EFM devices. The master meter is housed in a skid-mounted building. The master meter contains a meter run, manifold valve, MVS (multi-variable sensor) and other measurement devices. The MVS is connected to an EFM housed in a separate building.

The following list identifies the current assignment of responsibility as it pertains to assets jointly utilized by the Acquired Company and QEP. This assignment does not imply ownership of the assets, only its operation and/or repair.

(QEP => QEP Resources

New Equipment Installs

RTU & associated equipment – QEP

Allocation Meter – QEP

Master Meter (MVS & RTD) – BUYER

Equipment Operation & Maintenance

Power source (solar panels or TGE & batteries) – QEP

RTU – QEP

Communications (on site radio) – QEP

Communications (tower radio) – QEP

Allocation Meter – QEP

Master Meter – BUYER

Well Automation (including RTU config) - QEP

Meter Calibrations (including RTU config)

Master Meter - BUYER

Allocation Meter - QEP

Gas Analysis

Master Meters - BUYER

Allocation Meters - QEP

Orifice Plate Changes

Master meters - BUYER

Allocation Meters - QEP

“Combo” units – some older locations have a separator, meter, and dehy in the same building

Maintenance & Operation (upstream of meter) – QEP

Maintenance & Operation (meter run & downstream) – BUYER

Schedule A-5 to Transition Services Agreement

North Dakota

From an automation viewpoint, each of the well sites consists of a ROC 800 series device and a Programmable Automation Controller (PAC). The ROC handles the EFM calculations required at the site. The PAC is programmed to handle the data collection and controls for the well operation and tank levels. Both devices are on the IT network allowing communications to an on-site intelligent HMI device as well as a SCADA gathering system in Parshall.

The following list identifies the current assignment of responsibility as it pertains to assets jointly utilized by the Acquired Company and QEP. This assignment does not imply ownership of the assets, only its operation and/or repair.

(QEP => QEP Resources

New Equipment Installs- per operating agreement

Equipment Operation & Repairs-

Power source (commercial power & batteries) – QEP

RTU – QEP

Communications – QEP

Well Automation (including RTU config) - QEP

Master Meter Calibrations (including RTU config) - BUYER

Gas Analysis- BUYER                     (custody transfer gas meter only)

Orifice Plate Changes- BUYER     (custody transfer gas meter only)

Schedule A-5 to Transition Services Agreement

SCHEDULE B

Buyer Transition Services to QEP

SERVICE OVERVIEW

The schedule below details ongoing Transition Services Buyer is to provide to the QEP

CONTACT INFORMATION

Tesoro Contact:

Name: [        ]

Telephone: [        ]

E-Mail: [        ]

QEP Contact:

Name: [        ]

Telephone: [        ]

E-Mail [        ]

Provided Services:

Description of Service	Time Period	Cost for Service
Continue to provide meter calibrations on a quarterly basis for 139 specified meters. Provide the calibration reports to QEP Energy Company (“QEP Energy”). Where applicable, the meter calibration data will be used to update the FlowCal measurement system.	12 months	$125 per meter

Continue to receive measurement data for approximately 500 meters, via the SCADA system, into FlowCal and analyze as well as edit the data as needed. Send QEP Energy volumes statements that are API/AGA compliant.	12 months	$10.50 per meter per month

Continue to provide XMAP support to QEP Energy.	12 months	Charge the actual cost to provide the service

Continue to provide the same level of support and information to QEP Energy, QEP Marketing, QEP Resources, for the Haynesville gathering system and the Vermillion Processing Plant, if necessary.	12 months	Charge the actual cost to provide the service

Schedule B to Transition Services Agreement

Description of Service	Time Period	Cost for Service
Continue to provide assistance to QEP Energy with regard to audit requests from the ONRR regarding QEPFS (midstream) activity	12 months	Charge the actual cost to provide the service

Continue to provide support (Commercial Operations and Accounting) for audit requests made by QEP and/or QEPM’s auditors covering the time period when QEP owned the QEPFS Business and/or QEPM.	12 months	Charge the actual cost to provide the service

Buyer employees Doug Hoyt and Mark Liebmann will continue to provide support to QEP employees in the following locations: 1. Mark Liebmann in the Salt Lake office as an IT deskside analyst performing those duties. 2. Doug Hoyt, in the Rock Springs, Wyoming area supporting; plant communications, wireless communications and area offices as an IT Analyst. Fees for these services will be based on the support fees in the TSA that QEP charges to Buyer for similar services.	12 months	Fees for these services will be based on the support fees in the TSA that QEP charges to TLLP for similar services.

TERM AND TERMINATION

The Term Sheet Termination Date of the Service to be provided pursuant to this Term Sheet shall be the earlier of: (a) the day of which the month anniversary from the Closing Date as designated for each designated transition service; or (b) the effective date of early termination by Buyer or QEP in accordance with Section 4 of the Transition Services Agreement.

Schedule B to Transition Services Agreement

SCHEDULE C

Software and/or services used by QEPFS, the Acquired Company or the Acquired

Subsidiaries under QEP’s software licenses

Application Name	FS Licenses	QEP Licenses
ArcGIS	1	11
AutoCad	5	5
Meridian	20	5
Microsoft Desktop Licensing	259	1426
Microsoft Server Standard Licensing	1	591
MP2	61	8
Power Tools - SKM	5	1
ProMax with TSWEET	11	3
SolArc (SNG)	12	17
XMAP GIS	175	25

Schedule C to Transition Services Agreement

SCHEDULE D

Software and/or services used by QEP under QEPFS’s software licenses

Application Name	FS Licenses	QEP Licenses
AmpCalc	2	2
Aspen Hysis	11	5
CADWorks	5	2
FlowCal	10	9
GPIS	3	1
iHistorian (SCADA)	63	64
PHAWorks	28	22
Terrasync/Pathfinder	3	2

Schedule D to Transition Services Agreement